CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Winston Hotels, Inc. on Form S-3 (File Nos. 33-93516 and 333-32713) and Form S-8 (File No. 333-19197) of our report dated January 11, 1998, on our audits of the consolidated financial statements and the financial statement schedule of Winston Hotels, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and of our report dated February 6, 1998, on our audits of the financial statements of Winston Hospitality, Inc. as of October 31, 1997 and December 31, 1996, and for the ten months ended October 31, 1997 and the years ended December 31, 1996 and 1995, which reports are included in this Annual Report on Form 10-K.



/s/ Coopers & Lybrand L.L.P.


Raleigh, North Carolina
March 25, 1998